Exhibit 10.6

APPLETON PAPERS RETIREMENT SAVINGS AND

EMPLOYEE STOCK OWNERSHIP PLAN

AMENDMENT

The Appleton Papers Retirement Savings and Employee Stock Ownership Plan is amended as follows, such corrections to be effective January 1, 2001:

1. Section 1.13 is amended by adding the following subparagraph (c):

(c)	Notwithstanding the foregoing, for purposes of Sections 1.14, 7.4 and 14.2 the word “Company” means Paperweight Development Corp., a Wisconsin corporation, and its predecessors and successors in interest, as appropriate.

2. Section 6.5 is amended by deleting the text of subparagraph (b) and substituting the following therefor:

Subject to nondiscriminatory rules established by the ESOP Committee, following announcement of the December 31, 2005 share price, and following each plan year thereafter, a Participant shall have the right to make one election each plan year to transfer up to 10% of the current value of the Participant’s ESOP Account to his Non-ESOP Account.